UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

February 4, 2010 (January 29, 2010)

Date of report (Date of earliest event reported)

ALLEGHENY ENERGY, INC.

(Exact name of registrant as specified in charter)

Maryland	1-267	13-5531602
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Cabin Hill Drive Greensburg, Pennsylvania	15601-1689
(Address of principal executive of offices)	(Zip code)

Registrant’s telephone number, including area code: (724) 837-3000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On January 29, 2010, Trans-Allegheny Interstate Line Company (“TrAIL Company”), an indirect, wholly-owned subsidiary of Allegheny Energy, Inc., entered into a Joint Ownership Agreement (the “Agreement”) with Virginia Electric and Power Company, doing business as Dominion Virginia Power (“Dominion”), with respect to the joint development, construction, ownership, operation and maintenance of approximately 29.68 miles of 500 kilo-volt (“kV”) non-contiguous transmission lines (the “Transmission Line”). The Transmission Line is part of the Trans-Allegheny Interstate Line, or “TrAIL,” a new, 500 kV transmission line spanning from southwest Pennsylvania through West Virginia and into northern Virginia, which currently is under construction and the balance of which is or will be owned by TrAIL Company.

The Agreement provides that Dominion will: (a) prepare and file the necessary applications for all governmental approvals required for the development, construction, ownership, use, operation and maintenance of the Transmission Line (b) perform all design, engineering, bid specification, procurement, construction, installation, management and other activities necessary for the development of the Transmission Line (c) procure certain rights-of-way, and (d) operate and maintain the Transmission Line in accordance with applicable law and other operating requirements. Under the Agreement, each party will pay costs associated with the development, operation and maintenance of the Transmission Line in accordance with their respective “Ownership Shares,” which initially will be 50% with respect to TrAIL Company and 50% with respect to Dominion, subject to adjustment under certain circumstances as described in the Agreement. In addition, TrAIL Company will make certain one-time payments to Dominion in connection with the construction of the Transmission Line on certain existing rights-of-way owned by Dominion.

The Agreement contains various representations and warranties, dispute resolution, insurance requirements, limitation of liability and indemnification provisions and other provisions that are customary for agreements of this nature.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLEGHENY ENERGY, INC.

Dated: February 4, 2010	By:	/s/ DAVID M. FEINBERG
	Name:	David M. Feinberg
	Title:	Vice President, General Counsel and Secretary